Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

September 2011 Performance Update

The Frontier Fund Supplement Dated September 30, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 2 Original

T H E   F RO N T I E R   F U N D ’ S   G O A L : To provide you - the investor - with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

September performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 Original	September 30, 2011 MTD	September 30, 2011 YTD	NAV/Unit
Balanced Series-2	4.04%	-2.32%	$155.76
Balanced Series-2a	3.92%	-3.25%	$129.31
Berkeley/Graham/Tiverton Series-2	-0.56%	-8.59%	$120.42
Currency Series-2	1.30%	-6.77%	$88.97
Long/Short Commodity Series-2	-6.25%	5.25%	$161.31
Winton/Graham Series-2	-2.05%	-3.30%	$139.29
Winton Series-2	0.21%	7.59%	$165.67
Long Only Commodity Series-2	-15.04%	-12.86%	$90.38
Managed Futures Index Series-2	8.12%	5.68%	$137.06

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of September 30, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$4,413,506.50
Unrealized trading gain/(loss)	(1,421,386.74)
Less: commissions	(78,216.43)
Less: FCM fees	(23,226.87)
Foreign currency gain/(loss)	(98,211.37)
Interest income	7,495.79

Total Income	2,799,960.88
EXPENSES
Management fees	55,823.38
Incentive fees	245,951.71

Total Expenses	301,775.09

Net Income (Loss)	$2,498,185.79

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	416,575.71775	$62,363,272.90	149.70
Current month additions	—	—
Current month redemptions	(6,269.30762)	(953,394.19)
Net Income (loss) for current month		2,498,185.79

Net Asset Value, end of current month	410,306.41013	$63,908,064.50	155.76

	Monthly rate of return		4.04%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Balanced Series 2

THE FRONTIER FUND BALANCED SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$205,761.53
Unrealized trading gain/(loss)	(63,411.34)
Less: commissions	(3,612.75)
Less: FCM fees	(1,079.58)
Foreign currency gain/(loss)	(4,048.71)
Interest income	3,759.98

Total Income	137,369.13
EXPENSES
Trading Fee	6,582.44
Management fees	2,596.95
Incentive fees	12,344.40

Total Expenses	21,523.79

Net Income (Loss)	$115,845.34

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	24,188.73546	$3,009,877.57	124.43
Current month additions	—	—
Current month redemptions	(1,878.53014)	(240,882.58)
Net Income (loss) for current month		115,845.34

Net Asset Value, end of current month	22,310.20532	$2,884,840.33	129.31

	Monthly rate of return		3.92%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Balanced Series 2a

THE FRONTIER FUND BERKELEY/GRAHAM/TIVERTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(184,621.08)
Unrealized trading gain/(loss)	184,435.72
Less: commissions	(4,242.08)
Less: FCM fees	(2,033.61)
Foreign currency gain/(loss)	(4,645.27)
Interest income	1,564.95

Total Income	(9,541.37)
EXPENSES
Management fees	16,138.20
Incentive fees	3,262.93

Total Expenses	19,401.13

Net Income (Loss)	$(28,942.50)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	41,829.81603	$5,065,292.59	121.09
Current month additions	—	—
Current month redemptions	(673.66115)	(80,458.20)
Net Income (loss) for current month		(28,942.50)

Net Asset Value, end of current month	41,156.15488	$4,955,891.89	120.42

	Monthly rate of return		-0.56%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Berkeley/Graham/Tiverton Series 2

THE FRONTIER FUND CURRENCY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$—
Unrealized trading gain/(loss)	1,520.42
Net change in inter-series payables	—
Less: FCM fees	(47.01)
Interest income	38.10

Total Income	1,511.51
EXPENSES
Management fees	—
Incentive fees	—

Total Expenses	—

Net Income (Loss)	$1,511.51

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	1,320.18078	$115,950.13	87.83
Current month additions	—	—
Current month redemptions	—	—
Net Income (loss) for current month		1,511.51

Net Asset Value, end of current month	1,320.18078	$117,461.64	88.97

	Monthly rate of return		1.30%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Currency Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$217,678.80
Unrealized trading gain/(loss)	(803,400.93)
Less: commissions	(5,157.86)
Less: FCM fees	(3,957.37)
Foreign currency gain/(loss)	(3,739.24)
Interest income	13,094.66

Total Income	(585,481.94)
EXPENSES
Management fees	46,225.86
Incentive fees	(6,050.55)

Total Expenses	40,175.31

Net Income (Loss)	$(625,657.25)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	58,604.76846	$10,083,734.94	172.06
Current month additions	—	—
Current month redemptions	(1,119.07104)	(184,917.99)
Net Income (loss) for current month		(625,657.25)

Net Asset Value, end of current month	57,485.69742	$9,273,159.70	161.31

	Monthly rate of return		-6.25%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series 2

THE FRONTIER FUND WINTON/GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

	Current Period
INCOME
Realized trading gain/(loss)		$(94,478.43)
Unrealized trading gain/(loss)		(19,686.69)
Less: commissions		(5,563.91)
Less: FCM fees		(2,760.36)
Foreign currency gain/(loss)		(2,480.38)
Interest income		3,857.69

Total Income		(121,112.08)
EXPENSES	+
Management fees		16,748.89
Incentive fees		522.07

Total Expenses		17,270.96

Net Income (Loss)		$(138,383.04)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	47,648.56782	$6,775,362.74	142.19
Current month additions	—	—
Current month redemptions	(49.10870)	(7,080.08)
Net Income (loss) for current month		(138,383.04)

Net Asset Value, end of current month	47,599.45912	$6,629,899.62	139.29

	Monthly rate of return		-2.05%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Winton/Graham Series 2

THE FRONTIER FUND WINTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$326,519.22
Unrealized trading gain/(loss)	(273,866.63)
Less: commissions	(702.17)
Less: FCM fees	(4,798.97)
Foreign currency gain/(loss)	(6,707.76)
Interest income	9,042.54

Total Income	49,486.23
EXPENSES
Management fees	22,093.44
Incentive fees	2,685.73

Total Expenses	24,779.17

Net Income (Loss)	$24,707.06

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	70,984.32176	$11,735,525.35	165.33
Current month additions	—	—
Current month redemptions	(171.09791)	(28,646.19)
Net Income (loss) for current month		24,707.06

Net Asset Value, end of current month	70,813.22385	$11,731,586.22	165.67

	Monthly rate of return		0.21%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Winton Series 2

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(21,829.30)
Unrealized trading gain/(loss)	(110.16)
Less: commissions	—
Less: FCM fees	(59.41)
Foreign currency gain/(loss)	—
Interest income	293.21

Total Income	(21,705.66)
EXPENSES
Management fees	229.52
Incentive fees	—

Total Expenses	229.52

Net Income (Loss)	$(21,935.18)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	1,613.42148	$171,635.22	106.38
Current month additions	—	—
Current month redemptions	(284.18009)	(29,568.09)
Net Income (loss) for current month		(21,935.18)

Net Asset Value, end of current month	1,329.24139	$120,131.95	90.38

	Monthly rate of return		-15.04%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long Only Commodity Series 2

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$225,201.63
Unrealized trading gain/(loss)	37,516.12
Less: commissions	(752.05)
Less: FCM fees	(1,317.69)
Foreign currency gain/(loss)	(10,462.43)
Interest income	5,009.25

Total Income	255,194.83
EXPENSES
Management fees	6,113.25
Incentive fees	—

Total Expenses	6,113.25

Net Income (Loss)	$249,081.58

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	24,319.49372	$3,082,875.18	126.77
Current month additions	—	—
Current month redemptions	(211.50022)	(27,732.52)
Net Income (loss) for current month		249,081.58

Net Asset Value, end of current month	24,107.99350	$3,304,224.24	137.06

	Monthly rate of return		8.12%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Managed Futures Index Series 2